LC CAPITAL MASTER FUND LTD

June 15, 2012

Vuzix Corporation

75 Town Centre Drive
Rochester, NY 14623

Re: Consent, Amendment and Release

Ladies and Gentlemen:

Reference is made to the following documents: (i) the Convertible Loan and Security Agreement (the "Convertible Loan Agreement"), dated as of December 23, 2010, between LC Capital Master Fund Ltd. (the "Lender") and Vuzix Corporation (the "Borrower"), pursuant to which the Lender provided a loan to the Borrower in the principal amount of $4,000,000 (the "Convertible Loan"); (ii) the Promissory Note and Security Agreement, dated as of May 19, 2012, made by the Borrower payable to the Lender in the principal amount of $500,000 (the "Bridge Note"), pursuant to which the Lender agreed to provide a loan to the Borrower in the principal amount of up to $500,000 (the "Bridge Loan"); and (iii) the Warrant to Purchase Stock, with an issue date of December 23, 2010, made by the Borrower in favor of the Lender, pursuant to which the Borrower granted the Lender the right to purchase up to 40,000,000 common shares in the Borrower (the "Warrant"). The Convertible Loan Agreement, the Bridge Note, the Warrant and all other documents executed in connection therewith shall be referred to herein as the "Loan Documents." Capitalized terms used but not defined herein shall have the meanings given to such terms in the Convertible Loan Agreement.

The Borrower has informed the Lender that, pursuant to the Asset Purchase Agreement, dated as of June 15, 2012, between the Borrower and TDG Acquisition Company, LLC (the "Purchaser," and such agreement, the "Purchase Agreement"), it intends to dispose of the Acquired Assets (as defined in the Purchase Agreement) (such disposition of assets, the "TDG Disposition"). The Borrower understands that the TDG Disposition is prohibited by the Loan Documents, and that if the TDG Disposition were effected without the Lender's prior written consent it would constitute an Event of Default under the Convertible Loan and the Bridge Loan. Accordingly, the Borrower has requested that the Lender consent to the TDG Disposition.

The Lender is willing to consent to the TDG Disposition (the "TDG Consent") pursuant to the terms of this agreement. The TDG Consent shall be deemed effective upon the satisfaction of the following conditions precedent (the "Conditions"):

(a)	The Lender shall have received a copy of this letter agreement, duly executed by the Borrower;

(b)	The Lender shall have received, in accordance with the wire instructions set forth on Schedule 1 hereto, a wire transfer of immediately available funds in the amount of $4,450,000.00 from or on behalf of the Purchaser, which funds represent proceeds of the TDG Disposition (the "Acquisition Payment");

(c)	Seward and Kissel LLP shall have received, in accordance with the wire instructions set forth on Schedule 2 hereto, a wire transfer of immediately available funds in the amount of $19,316.84 to satisfy legal fees and expenses incurred by the Lender in connection with the Convertible Loan, the Bridge Loan and this letter agreement; and

(d)	The Lender shall have received, in form and substance satisfactory to the Lender, an officer's certificate attaching certified copies of the following: (i) board resolutions or minutes authorizing the Borrower to enter into this letter agreement and to effect the TDG Disposition; (ii) the Borrower's organizational documents; (iii) an incumbency certificate as to the authorized signatories of the Borrower that are authorized to execute this letter agreement and the Purchase Agreement; (iv) a good standing certificate in respect of the Borrower issued by the Delaware Secretary of State; and (v) a certified copy of the final, fully-executed Purchase Agreement.

Upon satisfaction of the Conditions (the "Effective Date"), the Loan Documents shall be deemed to have been amended to effect the terms set forth on Schedule 3 hereto (the "Required Changes"). The Borrower shall, within 10 days after the Effective Date, execute such documents as the Lender may require to memorialize in more detail the Required Changes and to effect such other modifications to the Loan Documents as the Lender may require in its sole discretion, consistent with the terms hereof.

The Borrower acknowledges and agrees that, as of the date hereof, (i) in respect of the Convertible Loan, the outstanding principal amount is $4,549,520.00 and the amount of accrued and unpaid interest thereon is $368,698.00 and (ii) in respect of the Bridge Loan, the outstanding principal amount is $150,000.00 and the amount of accrued and unpaid interest thereon is $904.00. Upon the Lender's receipt of the Acquisition Payment, the proceeds thereof shall be applied to fully-repay amounts outstanding under the Bridge Loan, with the remaining balance of such proceeds to be applied to payment of amounts outstanding under the Convertible Loan, after which there will be an outstanding principal amount under the Convertible Loan of $619,122.00 (with no outstanding interest).

Upon satisfaction of the Conditions, (i) the Lender's security interests in the Acquired Assets and the Shared IP (as such terms are defined in the Purchase Agreement) shall be released and (ii) the Purchaser and its designees, including Woods Oviatt Gilman LLP, are authorized to file (a) the executed Release of Security Interest in Intellectual Property attached hereto as Exhibit A and (b) the form UCC-3 financing statement amendment attached hereto as Exhibit B. Other than in respect of the Acquired Assets as specified herein, the Lender's security interest in all other property pledged to it to secure the Borrower's obligations to the Lender shall remain in full force and effect.

Except as expressly set forth herein, this letter agreement shall not, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect, the rights, remedies or indemnities of any party to the Loan Documents, nor alter, modify, amend, waive or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Loan Documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

The Borrower agrees that, as of the date hereof, it has no defenses against its obligations in connection with the Loan Documents. The Borrower acknowledges and agrees that the Lender has acted in good faith and in a commercially reasonable manner in its relationships with the Borrower in connection with this Agreement and in connection with the Loan Documents, and the Borrower hereby waives and releases any claims to the contrary.

The Borrower shall reimburse the Lender for all reasonable out-of-pocket expenses (including legal fees) incurred in connection with the negotiation, preparation and execution of this letter agreement and the transactions contemplated hereby, including any expenses incurred after the date hereof to further document the Required Changes.

This letter agreement may be executed in identical counterparts, each of which shall be deemed to be an original, and all of which when taken together shall be deemed to be one and the same instrument. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding its conflict of laws rules. If the Conditions are not satisfied by 2:00 p.m. (New York time) on June 18, 2012, then this letter agreement shall expire and be of no further force or effect.

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Please confirm your agreement with the foregoing by signing and returning a copy of this letter agreement to the Lender, whereupon it will become valid and binding on the parties hereto.

Sincerely

LC CAPITAL MASTER FUND LTD.

By:	/s/ Richard F. Conway
Name:	Richard F. Conway
Title:	Director

ACCEPTED AND AGREED:

VUZIX CORPORATION

By:	/s/ Paul Travers
Name:	Paul Travers
Title:	CEO